Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-268575) pertaining to the 2022 Omnibus Equity Compensation Plan of Leonardo DRS, Inc. of our report dated March 28, 2023, with respect to the consolidated financial statements of Leonardo DRS, Inc. in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Tysons, Virginia
March 28, 2023